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                                                                     Exhibit 5.1


                                                       WATSON, FARLEY & WILLIAMS
380 Madison Avenue                                              NEW YORK
New York, New York 10017

Telephone (212) 922-2200
Fax (212) 922-1512

Telex 6790626 WFWNY

Direct dial

(212) 922-2200




October 13, 1999


Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132


Ladies and Gentlemen:


We have acted as special counsel as to matters of Liberian and maritime law to Royal Caribbean Cruises Ltd., a Liberian corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") in respect of the contemplated issuance by the Company from time to time of up to $1,057,257,812 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of (i) senior debt securities (the "Debt Securities"), which may be issued pursuant to an Indenture dated as of July 15, 1994, as amended, between the Company and The Bank of New York, successor to Nationsbank of Georgia N.A., as Trustee (the "Indenture"); (ii) shares of preferred stock of the Company, par value $.01 per share (the "Preferred Stock"); and (iii) shares of common stock of the Company, par value $.01 per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are hereafter referred to as the "Securities."

As such counsel, we have examined (i) the forms of underwriting agreements for debt and equity securities among the Company and representatives of the underwriters to be named in a terms agreement (the "Underwriting Agreements"),
(ii) the Indenture and (iii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

This opinion is limited to the laws of the Republic of Liberia. In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our




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Royal Caribbean Cruises Ltd.
October 13, 1999                                                         Page 2




independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977 as amended), and the Liberian Revenue and Finance Law (Title 37 of the Liberian Code of Laws Revised, effective July 1, 1977), in each case as contained in pamphlets delivered to us by Liberian Corporation Services, Inc. and our knowledge and interpretation of analogous laws in the United States. Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1. Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and proper and valid filing with the Minister of Foreign Affairs of Liberia of a statement setting forth a copy of the resolution of the Board of Directors establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company's Restated Articles of Incorporation and upon the approval by the Board of Directors of the Company of the specific terms of the issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable Underwriting Agreement or other agreement or upon conversion or exchange in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

2. The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company's Restated Articles of Incorporation and when issued and delivered against payment therefor in accordance with the applicable Underwriting Agreement or other agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

3. When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with the Indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the Indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and subject to general principles of equity, including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.


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Royal Caribbean Cruises Ltd.
October 13, 1999                                                         Page 3




We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,



WATSON, FARLEY & WILLIAMS

/s/ Watson, Farley & Williams




















                                                       WATSON, FARLEY & WILLIAMS